Exhibit 5.1

[Paul, Hastings, Janofsky & Walker (Europe) LLP letterhead]

Paris, April 26, 2006

ILOG S.A.

9, rue de Verdun

94253 Gentilly

France

We have acted as counsel to ILOG SA, a société anonyme organized under the laws of the Republic of France (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,264,000 Ordinary Shares, par value EUR 1 per share, of the Company (the “Shares”), which may be granted or issued to the employees and officers of the Company and entities which are linked to it within the meaning of Article L.225-180 of the French Code of Commerce, holding less than 10% of the Company share capital and pursuant to the Company’s 1998 Stock Option Plan, 2001 Stock Option Plan and 2004 Stock Option Plan (collectively the “Plans”), or delivered pursuant to the exercise of warrants (bons de souscription d’actions) granted to the Company’s non-executive directors and members of the Company’s Technical Advisory Board (the “Warrants”).

In connection with this opinion, we have examined originals or copies of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed, including (a) the minutes of the meetings of the Board of Directors (the “Board of Directors”) held on February 1, 1999, October 20, 1999, December 14, 1999, January 19, 2000, January 26, 2000, April 25, 2000, July 25, 2000, November 22, 2000, December 18, 2000, January 23, 2001, April 24, 2001, August 21, 2001, September 21, 2001, November 12, 2001, December 18, 2001, March 7, 2002, May 28, 2002, June 24, 2002, September 23, 2002, December 16, 2003, June 17, 2004, November 30, 2004 and March 22, 2006 (the “Meetings”) and (b) a certificate from the Company, a copy of which is attached hereto.  In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, minutes and statements and representations of representatives of the Company. We have also assumed that (a) the shareholders meetings held on August 31, 1998, September 21, 1999, October 18, 2000, December 18, 2000, September 25, 2001, December 18, 2001, December 17, 2002, December 16, 2003, November 30, 2004 and November 29, 2005 were validly convened and held and the shareholders have received all the information to which they were entitled with respect to such meetings, (b) the Shares were not, and will not, be issued for a price per share less than the par value per Share, (c) the maximum number of Shares that may be issued pursuant to the resolutions of the shareholders will not have been exceeded prior to or in connection with the issuance of Shares, and (d) the Shares will be issued and sold as described in the Registration Statement.

We have assumed that, at the time of the grant of options under the Plans and of issuance of the Warrants, and the issuance of the Shares pursuant thereto, (i) the shareholders and board of directors resolutions referred to in the immediately preceding paragraph shall not have been amended or rescinded, (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Shares to be issued upon exercise of the options and Warrants, and (iii) the issuance and delivery of such Shares in the future will comply with applicable law.

Based upon, and subject to, the foregoing, we are of the opinion that existing Shares to be granted upon exercise of options deliverable under the Plans being registered on the Registration Statement are duly authorized and issued and fully paid under French applicable law and the Shares to be issued upon exercise of options deliverable under the Plans being registered on the Registration Statement are duly authorized and, when issued and sold and, upon receipt of the purchase price thereof pursuant to the terms of the Plans, or upon exercise of the Warrants and receipt of the purchase price of the Shares, will be validly issued, fully paid and non-assessable.

We note that the Board of Directors has issued, at several Meetings, options entitling their holders to a number of Shares which did not, at the time of such issuance, exceed the maximum number of Shares the issuance of which had been authorized upon exercise of the options pursuant to the relevant resolutions of the Shareholders after giving effect to the cancellation of certain options issued pursuant to the same shareholders meetings resolutions; however, the total number of options issued by the Board of Directors without giving effect to such cancellations, entitled their holders at the time of their issuance to a number of Shares exceeding the maximum number of Shares the issuance of which had been authorized upon exercise of the options pursuant to the relevant resolutions of the Shareholders. Although we believe that such issuances are permissible because the Shareholders have authorized the issuance of options entitling their holders to receive a given number of Shares and, when such options are cancelled, they no longer entitle their holders to receive any Shares, you should note that we are not aware of any rules or regulation on this topic nor of any case law that permit or prohibit the way the Board of Directors has acted. Accordingly, it is difficult to anticipate the position which would be taken by a court in such circumstances, and we consequently do not express any opinion thereon.

The foregoing opinion is limited to the laws of the Republic of France and is given on the basis it will be governed by and construed in accordance with such law, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in “Item 5. Interests of Named Experts and Counsel” of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.  This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker (Europe) LLP
Paul, Hastings, Janofsky & Walker (Europe) LLP